EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-35404 and Form S-3 No. 333-46586) pertaining to the registration of shares of Applied Micro Circuits Corporation Common Stock and in the various registration statements on Form S-8 of our report dated April 22, 2002, with respect to the consolidated financial statements and schedule of Applied Micro Circuits Corporation included in the Annual Report on Form 10-K for the year ended March 31, 2002.

/s/    ERNST & YOUNG LLP

San Diego, California
May 31, 2002